Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Kalera Public Limited Company on Amendment No. 1 to Form S-4, of our report dated April 1, 2022 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Agrico Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from July 31, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Hartford, CT
May 8, 2022